Exhibit 99.1

NEWS

Contact: Loren Singletary

(713) 346-7807

FOR IMMEDIATE RELEASE

NATIONAL OILWELL VARCO PROVIDES OPERATIONAL UPDATE FOR THE FIRST QUARTER 2018

Houston—(BUSINESS WIRE)—April 16, 2018—National Oilwell Varco, Inc. (NYSE: NOV) today announced it expects to report first quarter 2018 revenues of $1.80 billion, which is below prior expectations. The revenue shortfall is primarily due to:

•	Reduced progress on new offshore rig construction and customer-delayed deliveries of drilling, well servicing, and stimulation equipment, causing revenue to slip into later periods, and;

•	Lower sequential shipments of subsea production equipment at quarter-end.

“Following an unusually protracted 2018 budgeting cycle, we’ve seen certain customers defer deliveries for existing capital equipment orders into the second quarter and delay making new order commitments until late into the first quarter,” commented Clay Williams, Chairman, President, and CEO. “Unfortunately, all three segments will report sequentially lower revenues and, on a consolidated basis, we expect to report a GAAP operating loss of approximately $1 million and Adjusted EBITDA of approximately $160 million.”

“Nevertheless, industry fundamentals continue to improve, and we remain optimistic regarding the second quarter and the remainder of the year. With oil prices continuing to trend upward, and the U.S. rig count topping one thousand, we expect demand for NOV’s critical products and services to resume growth as the year progresses.”

The Company is finalizing its financial close process for the first quarter 2018 and will provide complete results in a press release issued after the market closes on Thursday, April 26. NOV will hold its first quarter 2018 conference call on Friday, April 27 at 10 a.m. (Central Time). The call will be webcast live on www.nov.com/investors.

About NOV

National Oilwell Varco (NYSE: NOV) is a leading provider of technology, equipment, and services to the global oil and gas industry that supports customers’ full-field drilling, completion, and production needs. Since 1862, NOV has pioneered innovations that improve the cost-effectiveness, efficiency, safety, and environmental impact of oil and gas operations. NOV powers the industry that powers the world. Visit www.nov.com for more information.

Adjusted EBITDA is operating loss of approximately $1 million, plus depreciation and amortization of $173 million, minus other credits of $12 million. The Company discloses Adjusted EBITDA in its periodic earnings press releases and other public disclosures to provide investors additional information about the results of ongoing operations and uses it internally to evaluate and manage the business. Adjusted EBITDA is not intended to replace GAAP financial measures.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from the actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.